Exhibit (13)(c)


                              PURCHASE AGREEMENT


        AGREEMENT dated this _____________________ day of ___________ , 199__, by and between Pegasus Variable Annuity Fund (the "Trust"), a Delaware business trust, and ITT Hartford Life and Annuity Insurance Company ("ITT"), a Connecticut corporation.

        1. The Trust hereby offers ITT and ITT hereby purchases, as of the date first shown above, one (1) share of beneficial interest of Series F, Series G and Series H, ($.10 par value per share) representing interests in the Pegasus Bond Fund, Intrinsic Value Fund and International Equity Fund at a price of $10.00 per share (collectively, "Shares"). ITT hereby acknowledges purchase of the Shares and the Trust hereby acknowledges receipt from ITT of funds in the amount of $30.00 in full payment for the Shares.

        2. ITT represents and warrants to the Trust that the Shares are being acquired for investment purposes and not with a view to the distribution thereof.

        3. The names "Pegasus Variable Annuity Fund" and "Trustees of Pegasus Variable Annuity Fund" refer respectively to the Trust created and the Trustees, as trustees but not individually or personally, acting from time to time under the Trust Instrument dated as of November 7, 1994 which is hereby referred to and a copy of which is on file at the office of the State Secretary of the Commonwealth of Delaware and at the principal office of the Trust. The obligations of "Pegasus Variable Annuity Fund" entered into in the name or on behalf thereof by any of the Trustees, representatives or agents are made not by any of the Trustees, representatives or agents are made not individually, but in such capacities, and are not binding upon any of the Trustees, shareholders or representatives of the Trust personally, but bind only the Trust Property, and all persons dealing with any class of shares of the Trust must look solely to the Trust Property belonging to such class for the enforcement of any claims against the Trust.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the ____ day of _____________, 199__.

                                         PEGASUS VARIABLE ANNUITY FUND
Attest:

_________________________________        By: ________________________________
                                              Donald G. Sutherland
                                              President

                                         ITT Hartford Life and Annuity
                                         Insurance Company
Attest:

_________________________________        By: ________________________________